Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-253968, 333‑230132, 333‑223478, 333‑216530, 333‑209906, 333‑202541, 333‑194290, 333-187004 and 333‑179799) on Form S-8, and in the registration statements (Nos. 333‑223487, 333‑221298, 333‑191856, and 333‑191834) on Form S-3 of Guidewire Software, Inc. of our report dated September 24, 2021, with respect to the consolidated financial statements of Guidewire Software, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California

September 24, 2021